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EXHIBIT 3.1


                        STATEMENT WITH RESPECT TO SHARES
                   FIXING RIGHTS, PREFERENCES AND TERMS OF THE
                              SERIES A CONVERTIBLE
                     PREFERRED STOCK OF FASTNET CORPORATION

                        (Pursuant to Section 1522 of the
                     Pennsylvania Business Corporation Law)

         FASTNET CORPORATION, a corporation organized and existing under the Business Corporation Law of the Commonwealth of Pennsylvania (the
"Corporation"), in accordance with the provisions of Section 1522 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors in accordance with the provisions of Articles Seventh and Eighth of the Corporation's Amended and Restated Articles of Incorporation, which authorizes the issuance of Ten Million (10,000,000) shares of Preferred Stock of the Corporation, no par value per share, the Board of Directors on August 29, 2001 adopted the following resolution creating a series of 5,494,505 shares of Preferred Stock to be designated as "Series A Convertible Preferred Stock":

                           RESOLVED, that the Corporation is authorized to
                  issue, out of the Ten Million (10,000,000) shares of Preferred Stock authorized in accordance with the provisions of Articles Seventh and Eighth of the Amended and Restated Articles of Incorporation of the Corporation, a series of Preferred Stock to be designated as "Series A Convertible Preferred Stock," no par value per share, with the following powers, preferences and relative, participating, optional or other rights of the shares of such series and qualifications, limitations and restrictions thereof:

         In accordance with Sections 1522(b) & (c) of the Pennsylvania Business Corporation Law, this Statement With Respect to Shares shall amend the designations and the voting rights, preferences, limitations and special rights, if any, set forth in the Statement With Respect to Shares of Series A Convertible Preferred Stock filed with the Secretary of Commonwealth on August 3, 1999.

                      SERIES A CONVERTIBLE PREFERRED STOCK

         1. NUMBER OF SHARES. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 5,494,505 shares.

         2. VOTING.

                  2A. GENERAL. Except as may be otherwise provided in these terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock shall vote together with all other classes and

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series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible.

                  2B. BOARD SIZE. The Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

                  2C. BOARD SEATS. The holders of the Series A Convertible Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation. The holders of the Common Stock, voting as a separate class, shall be entitled to elect five (5) directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding shall constitute a quorum of the Series A Convertible Preferred Stock for the election of directors to be elected solely by the holders of the Series A Convertible Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Convertible Preferred Stock, a vacancy in any directorship elected by the holders of the Common Stock shall be filled only by vote or written consent of the holders of the Common Stock.

         3. DIVIDENDS. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible).

         4. LIQUIDATION. Unless the holders of a majority of the then outstanding Preferred Stock consent otherwise, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to the greater of (i) $0.91 per share plus, in the case of each share, an amount equal to all dividends declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series A Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference

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Payments". If upon such liquidation, dissolution or winding up of the
Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or facsimile, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities (other than a merger in which the Corporation is the surviving corporation and the shareholders of the Corporation immediately prior to such merger own, upon consummation of such merger, securities representing a majority of the voting power of the Corporation), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4. In connection with any such transaction contemplated by the preceding sentence, all consideration payable to the shareholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in this paragraph 4, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up. For purposes hereof, the Common stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

         5. RESTRICTIONS. For so long as at least 25% of the shares of Series A Convertible Preferred Stock remain outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Amended and Restated Articles of Incorporation, as amended (the "Articles"), and in addition to any other vote required by law or the Articles, without the approval of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not (either directly or with or through any subsidiary):

                  5A. Create or authorize the creation of or issue any shares of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation ("Junior Stock"),

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                                      -4-

or increase the authorized amount of the Series A Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless such stock is Junior Stock, or create or authorize any obligation or security convertible into shares of Series A Convertible Preferred Stock or into shares of any other class or series of stock unless such stock is Junior Stock, whether any such creation, authorization or increase shall be by means of amendment to the Articles or by merger, consolidation or otherwise;

                  5B. Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets or effect any transaction or series of related transactions which result in the issuance or transfer of securities having a majority of the voting power of the capital stock of the Corporation;

                  5C. Amend, alter or repeal its Articles or By-laws if the effect would be detrimental or adverse in any manner to the rights of the holders of the Series A Convertible Preferred Stock;

                  5D. Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Series A Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares;

                  5E. Redeem or otherwise acquire any shares of Series A Convertible Preferred Stock;

                  5F. Issue after September 4, 2001 any equity securities (other than the Series A Convertible Preferred Stock) or securities, instruments or rights which are convertible into or exercisable or exchangeable for equity securities (each, a "Convertible Instrument"), in any transaction or series of related transactions if either (i) the aggregate number of equity securities so issued (assuming for this purpose the conversion, exercise or exchange of any Convertible Instruments issued in such transaction or series of related transactions) exceeds 25% of the aggregate number of shares of capital stock of the Corporation outstanding immediately prior to such issuance (or, in the case of a series of related transactions, immediately prior to the first issuance in the first such transaction) or (ii) the aggregate number of votes with respect to general matters applicable to the equity securities so issued (assuming for

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                                      -5-


this purpose the conversion, exercise or exchange of any Convertible Instruments issued in such transaction or series of related transactions) exceeds 25% of the aggregate number of votes with respect to general matters applicable to the shares of capital stock of the Corporation outstanding immediately prior to such issuance (or, in the case of a series of related transactions, immediately prior to the first issuance in the first such transaction); provided, however, the 25% limitation shall not apply to any issuances of securities as set forth in paragraphs (i) through (v) of Section 12(f) of the Investor Rights Agreement, dated September 4, 2001, by and among the Corporation and certain Investors; or

                  5G. Acquire, whether by merger, stock purchase, asset purchase, license or otherwise, any entity or business in any transaction or series of related transactions if the aggregate consideration payable in consideration for such acquisition (including the assumption of indebtedness) exceeds an amount equal to twenty percent (20%) of the Corporation's Total Shareholders' Equity, calculated immediately prior to such acquisition (or, in the case of a series of related transactions, immediately prior to the first of such transactions) in accordance with generally accepted accounting principles consistent with the principles applied to the Corporation's financials as filed with the Securities and Exchange Commission and without giving effect to such acquisition, or agree to do or permit any subsidiary to do any of the foregoing.

         6. CONVERSIONS. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

                  6A. RIGHT TO CONVERT. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option at any time after the first to occur of (i) September 4, 2002 or (ii) such date that the Corporation is required to give notice to the holders of Series A Convertible Preferred Stock pursuant to subparagraph 6G hereof, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $0.91 and (ii) dividing the result by the conversion price of $0.91 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  6B. ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of


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                                      -6-


Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  6C. FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared but unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                  6D. SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision or change shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  6E. REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein (and, in the case of an exchange for the Common Stock, in lieu of the shares of Common

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                                      -7-


Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock), such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  6F. NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or facsimile, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  6G. OTHER NOTICES. In case at any time:

                           (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                           (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or facsimile, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition,

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dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

                  6H. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles.

                  6I. NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                  6J. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

                  6K. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.


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                                      -9-


                  6L. DEFINITION OF COMMON STOCK. As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value per share, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6E.

                  6M. MANDATORY CONVERSION. All outstanding shares of Series A Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6, effective (i) immediately prior to the consummation of the acquisition of the Corporation by a corporation (an "Acquiror") which has (a) its common stock listed on the Nasdaq National Market System, on the New York Stock Exchange or on the American Stock Exchange (each, an "Exchange") and (b) a market capitalization (calculated immediately prior to the execution of the definitive agreement) of at least $200 million, if upon consummation of such acquisition the holders of Series A Convertible Preferred Stock shall receive in respect of the share(s) of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock consideration with a fair market value equal to, at least $1.82, and (ii) upon delivery of written notice from the Corporation to holders of the Series A Convertible Preferred Stock if at the time such notice is delivered, and on each day of the 30-day period immediately preceding such delivery, the last reported sale price on Nasdaq for a share of Common Stock is not less than the quotient obtained by dividing $4.55 by the number of shares of Common Stock (including fractions of a share) issuable upon conversion of each share of Series A Convertible Preferred Stock, and the market capitalization of the Corporation is greater than or equal to $500 million. Holders of shares of Series A Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

         7. REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any shares of Series A Convertible Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Convertible Preferred Stock.


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         8. AMENDMENTS. No provision of these terms of the Series A Convertible
Preferred Stock may be amended (whether by merger, consolidation or otherwise), modified or waived without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock.


         The foregoing Statement with Respect to Shares has been duly executed on behalf of the Corporation as of the 4 day of September, 2001.


                                         /s/ Stephen A. Hurly
                                         ---------------------------------
                                         Stephen A. Hurly, President